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                                                                    Exhibit 99.J

            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated July 21, 2010 on the financial statements of the RiverSource U.S. Government Mortgage Fund and RiverSource Short Duration U.S. Government Fund of the RiverSource Government Income Series Inc. included in the Annual Report for the period ended May 31, 2010, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 48 to the Registration Statement (Form N-1A, No. 2-96512) of the RiverSource Government Income Series, Inc.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
July 26, 2010